Exhibit 10.19

PREFERRED MASTER MANUFACTURING AGREEMENT

This Preferred Master Manufacturing Agreement (“Agreement”), dated as of July 9, 2021 (the “Effective Date”), is entered into by and between ONM Environmental, Inc., a California corporation, having a principal place of business at 14921 Chestnut Street, Westminster, California 92683(“Seller”), and Ikigai Holdings, LLC, a Nevada limited liability company having its principal place of business at One East Liberty Street, Suite 600, Reno, NV 89509 (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, Seller manufactures, develops, packages, and sells a proprietary and patent-protected formulation called CupriDyne that eliminates odors and can be used as the basis for many products for use in many settings and environments, for consumer, professional, and industrial uses;

WHEREAS, the Parties previously entered into that certain License Agreement executed on May 17, 2021 (the “License Agreement”), and that certain Memorandum of Understanding dated May 18, 2021, which grant Buyer certain rights to pet products based on Seller’s CupriDyne formulation;

WHEREAS, Buyer wishes to purchase CupriDyne-based products from Seller from time to time for sale to the pet products industry; and

WHEREAS, Seller desires to manufacture, develop, package, and sell the Products to Buyer.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, the mutual covenants, terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF PRODUCTS

Section 1.1          Purchase and Sale. Subject to the terms and conditions of this Agreement, Buyer shall purchase Products from Seller, and Seller will manufacture, develop, package, and sell, as applicable, Products to Buyer, at the Prices set forth in Exhibit A, and in the quantities set forth on the applicable Purchase Order.

Section 1.2          Forecasts. Upon execution of this Agreement and after any required Notices, Buyer shall provide to Seller an initial forecast setting forth projected Product volume purchases for the coming six (6) months. Subsequent to the initial forecast, Buyer shall provide to Seller no later than seven (7) days prior to the end of each calendar half year (June and December) after the Effective Date, a forecast setting forth projected Product volume purchases for the coming six (6) months. Each forecast submitted by Buyer to Seller shall be deemed a good faith projection by Buyer, but shall not limit Buyer’s ability to amend and supplement projected Product volumes from time-to-time in response to increased Product demand. Buyer agrees to share its Product forecasting on an ongoing basis with Seller for future planning purposes. Seller shall supply the quantity of Products specified in Buyer’s forecasts, subject to the obligations and requirements set forth in this Agreement.

Section 1.3          Subcontracting/Co-Packers. The Parties acknowledge that once certain product volumes are reached, Seller intends to subcontract out the manufacturing of the Product to one or more manufacturers (each, a “Co-Packer”). Buyer intends for that Seller, as its “preferred master” manufacturer, manage any and all Co-Packers engaged to manufacture Products.

Seller is currently evaluating potential Co-Packers, and at the appropriate time, will advise Buyer of such entities it is considering. Buyer shall have an opportunity to meet in person with representatives of the chosen Co-Packer(s), to evaluate their manufacturing facilities and capabilities, for the purpose of determining whether such Co-Packers are able to handle the products and volumes in Buyer’s sole satisfaction, and to ensure a production quality acceptable to Buyer. The parties intend that both parties approve of a Co-Packer prior to formal engagement by Seller of a Co-Packer to manufacture products for delivery to Buyer (or to Buyer’s customer), and Buyer,may approve or disapprove of the use of any such Co-Packer in its reasonable discretion. Seller shall contract directly with each Co-Packer; Buyer shall have an opportunity to review and provide input as to the terms of the proposed agreement. Seller shall manage each Co-Packer to ensure the delivery of Products in accordance with the provisions of this Agreement. So long as Seller continues to deliver Product in accordance with this Agreement, Buyer shall not contract with alternate manufacturers for the production of Products.

Section 1.4          Ordering Procedure.

A.

Purchase Orders. From time to time, Buyer may issue one or more Purchase Orders to Seller. Seller will deliver to Buyer an acknowledgement of its receipt of each Purchase Order issued hereunder (each, an “Acknowledgement”) within two (2) Business Days following Seller’s receipt thereof, either confirming acceptance of the Purchase Order as written, or rejecting the purchase order due to error, requested delivery date, or otherwise. If Seller fails to issue an Acknowledgement within two (2) Business Days or otherwise commences performance under such Purchase Order, Seller will be deemed to have accepted the Purchase Order.

B.

Cancellation of Purchase Orders. Seller may not cancel any previously accepted Purchase Order hereunder. Buyer may cancel any Purchase Order prior to Seller’s delivery of Acknowledgement therefor, provided that Buyer, upon receipt and validation of receipts from Seller, pays for all costs incurred by Seller or its contract manufacturer prior to such cancellation.

ARTICLE 2.

SHIPMENT, DELIVERY, ACCEPTANCE, AND INSPECTION

Section 2.1	Shipment and Delivery Requirements.

(a) Seller will procure all materials to fabricate, assemble, pack, mark, and ship Products in the quantities, to the Delivery Locations, and by the Delivery Dates specified in the applicable Purchase Order.

(b) For each shipment of Products, Seller will give Buyer sufficient advanced warning and notice of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Products, and Personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use, or disposal of the Products, containers, and packing.

(c) Within two (2) Business Days after shipment of a Product, Seller will deliver to Buyer a shipment notification containing the date the Products were shipped from Seller’s facility, the name and type of transportation carrier, the transportation tracking number, Seller’s identification number for the subject Products, the quantity of Products in shipment, the number of cartons or containers in shipment, Seller’s name, the bill of lading number, and the country of origin (collectively, the “Shipment Information”). Seller will (i) ship all Products using the shipping methods and specifications specified in this Agreement or otherwise provided by Buyer and in a manner required for the protection of Products from damage or destruction by hazards during shipping and delivery and in compliance with Law, and (ii) ensure that all shipments are accompanied by the requisite documentation issued by the proper Governmental Authority, if applicable, including forms, import licenses, quota allocations, and visas and comply with orderly marketing agreements, voluntary restraint agreements, and other such agreements.

Section 2.2          Payment; Transfer of Title and Risk of Loss.

Buyer will pay all costs of shipping the Products. If Buyer desires to insure the Products during shipment, Buyer will pay all costs of such insurance. Title to each Product passes to Buyer upon the earliest of (i) Seller’s delivery of the Product to a common carrier, and (ii) payment of the Price for such product by Buyer. Seller hereby grants to Buyer as security for the delivery of each Product to Buyer hereunder, as and when due, a security interest in and to all of Seller’s right, title, and interest in and to the Product effective upon Buyer’s payment of the full aggregate purchase Price thereof.

Section 2.3          Packaging and Labeling. Buyer shall provide artwork for product and packaging labels to Seller for Seller’s production of labels for affixation to products and cases. Seller will properly package, label, pack, tag, and ship Products as instructed by Buyer and otherwise in accordance with applicable Law and prudent industry standards. Additional reasonable and documented costs incurred as a result of modifications to the packaging of the Products requested by Buyer will be reimbursed by Buyer to Seller, provided that Seller delivers to Buyer supporting documentation reasonably acceptable to Buyer of such additional costs.

Section 2.4          Inspection. Buyer will have a reasonable period of time, not to exceed five (5) days following delivery of the Products to the Delivery Location (“Inspection Period”), to inspect all Products received under this Agreement and to inform Seller of Buyer’s rejection of any Nonconforming Products. Buyer may return to Seller any rejected Products that constitute Nonconforming Products or because they exceed the quantity stated in any Purchase Order. If Buyer rejects any Nonconforming Products, Buyer may elect to (a) require Seller, at Seller’s sole cost, to repair or replace the rejected Products, (b) repair the Nonconforming Products itself or have a third party repair the Nonconforming Products (and require Seller to reimburse Buyer’s reasonable and documented costs and expense in connection therewith), (c) receive a refund from Seller for the price Buyer paid for such Nonconforming Products; in each case such option will be Buyer’s sole remedy with respect to the Nonconforming Products other than Seller’s duty to indemnify Buyer as set forth in Section 10.1, or (d) retain the rejected Products; in each case without limiting the exercise by Buyer of any other rights available to Buyer under this Agreement or pursuant to applicable Law.         All returns of Nonconforming Products to Seller are at Seller’s sole risk and expense. Buyer’s acceptance of any Products will not be deemed a waiver or limitation of Seller’s obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Seller’s Product Warranty and Seller’s duty to indemnify Buyer. Seller will maintain a retained sample of each batch and lot of Product for a period of two (2) years from the production date or one year from the date of expiration, whichever is longer.

ARTICLE 3.

PRICE AND PAYMENT

Section 3.1          Price. Buyer will purchase the Products from Seller at the Prices set forth in Exhibit A (the “Price(s)”). All Prices are in US dollars. All Products shall be delivered to Buyer free and clear of all liens and encumbrances. The Parties agree that with respect to the Price, Seller shall have the right to manufacture the Product at an initial target margin of thirty percent (30%) (the “Target Margin”), with the Target Margin being reduced to twenty-seven and one-half percent (27.5%) the month following Buyer purchasing at least one million (1,000,000) Products units in a calendar month and with the Target Margin being reduced further to twenty-five percent (25%) the month following Buyer purchases from Seller at least two million (2,000,000) Product units in a calendar month. Upon written request from Buyer, Seller shall provide Buyer with all supporting documentation required by Buyer to establish the current Target Margin. For purposes of this Section, references to “units” shall mean the total units purchased by Buyer for a given month and not merely the number of SKUs purchased by Buyer.

Section 3.2          Invoices.         Seller will issue periodic invoices to Buyer for all Products (regardless of whether a subcontractor is used) ordered by Buyer, which invoices will include the amount payable by Buyer for the Products purchased based upon the Prices of the Products. Each invoice for Products must set forth in reasonable detail the amounts payable by Buyer under this Agreement and contain the following information, as applicable: (a) the Purchase Order number, (b) the line- item number, if applicable; (c) Seller’s name; and (d) a copy of the applicable Shipment Information. Buyer may withhold and set-off payment due to any invoices or related documents that Buyer disputes in good faith or that are incorrectly submitted to Buyer. Any payment by Buyer of an invoice is not an acceptance of any nonconforming element or terms on such invoice or the related Products.

Section 3.3          Payment. Buyer shall submit to Seller a deposit in an amount equal to fifty percent (50%) of all amounts submitted per Purchase Order at the time the Purchase Order is delivered to Seller. Unless otherwise set forth in any Purchase Order and except for any amounts disputed by Buyer in good faith, Seller’s accurate and correctly submitted invoices will be payable within thirty (30) days following the later of (a) Buyer’s receipt of Seller’s invoice or (b) Buyer’s receipt of the applicable Products. If Buyer pays the full outstanding amount under any Purchase Order within ten (10) business days the delivery of the Product, the entire amount owed under any Purchase Order shall be decreased by two percent (2%). If Buyer disputes the amount of an invoice, the Parties will promptly use commercially reasonable efforts to resolve the dispute as to the remainder. If a dispute occurs concerning an invoice, the deadline for payment of an invoice will be determined using the date of delivery of the correct invoice and not the date of delivery of the incorrect invoice. If Buyer has a reasonable basis for doing so, Buyer may withhold payment pending receipt of evidence, in such form and detail as Buyer may reasonably direct, of the absence of any Encumbrances on the Products. Buyer will make all payments in US dollars.

ARTICLE 4.

CERTAIN OBLIGATIONS OF SELLER

Section 4.1          Quality.

Seller will meet or exceed Buyer’s quality standards for the Products as outlined in an Acceptable Quality Levels Agreement in Exhibit A-2, which the Parties will execute simultaneously with the full execution of this Agreement, and which Buyer may reasonably modify from time to time. If Buyer makes any modifications to the Acceptable Quality Levels Agreement in Exhibit A-2, Seller shall have fifteen (15) business days to review such modifications and to determine whether Seller is capable of meeting the modified quality standards for the Products. If Seller determines that Seller is not capable of meeting the modified quality standards for the Products, Seller may terminate this Agreement by giving written Notice of ninety (90) days of such termination to Buyer. At Buyer’s request, and at Buyer’s expense, Seller will furnish to Buyer test samples of Products as reasonably required by Buyer to determine if their packaging is in accordance with the Specifications in Exhibit A and Buyer’s quality standards set forth in the Quality Agreement. Seller will perform quality inspections of Products before delivery and will certify inspection results in the manner requested by Buyer and in accordance with the terms of the Quality Agreement.

Seller will provide reasonable support as requested by Buyer to address and correct quality concerns. In addition to its other rights and remedies, Buyer may hold Seller responsible for costs associated with quality-issue investigation and containment to the extent caused by Seller’s acts or omissions, but only after Buyer has given Notice to Seller of Buyer’s quality concerns and Seller’s subsequent failure to cure such quality concerns within thirty (30) days of receiving such Notice.

Section 4.2          Duty to Advise. Seller will promptly provide Notice to Buyer after becoming aware of any of the following events or occurrences or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences and Seller’s proposed actions for addressing such events or circumstances: (a) any failure by Seller to perform any of its obligations under this Agreement; (b) any delay in delivery of Products; (c) any defects or quality problems relating to Products; (d) any change in Control of Seller; (e) any deficiency in the Specifications, samples, prototypes, or test results relating to this Agreement; (f) any change in Seller’s authorized representatives or decrease in insurance coverage, or (g) loss of any relevant certifications.

Section 4.3          Certain Changes. Buyer may direct Seller to make changes with respect to the Products, which may include changes in the design, drawings, specifications, inspection, testing, quality control, methods of packing and shipping, or the date or place of delivery (a “Buyer Required Change”). Seller will promptly make any Buyer Required Change (i) that does not affect Seller’s costs or production timing, or (ii) that has resulted in a Price increase mutually agreed to by the Parties. If Seller reasonably believes a Buyer Required Change will affect Seller’s costs or production timing, within fifteen (15) Business Days after Buyer’s notice to Seller of the Buyer Required Change, Seller will deliver to Buyer a Notice of a claim for adjustment of the Price with all sufficient information and documentation regarding Seller’s costs and production timing resulting from such changes to allow Buyer to perform an audit and verify such claim. Buyer may audit any such claim. No Buyer Required Change will affect the Price or time of delivery of the Products unless (A) Buyer verifies that, in order to implement such Buyer Required Change, Seller’s actual out-of-pocket costs increased or that implementing such changes reasonably and appropriately caused a delay in the Delivery Date of any affected Products, and (B) the Parties mutually agree on an increase to the Prices hereunder in a per-unit amount solely to the extent necessary to compensate Seller for such commercially reasonable cost increases. In no event will any such increase allow for any additional margin. If Buyer’s audit and verification results indicate that Seller’s costs have actually decreased as a result of the Buyer Requested Change, the Prices hereunder will decrease on a per-unit basis to reflect the amount of any such cost savings.

Section 4.4          Records. Seller will keep, maintain, and protect (or use reasonable efforts to ensure its contract manufacturer keeps, maintains, and protects) all reasonable records it possesses that relate to the Products (including with respect to the Specifications, certificates or analysis, test results, batch production records, quality agreement testing and sanitation records, employee training materials, Product complaints and returned Products, batch or lot control numbers for traceability, reserve samples, and documentation, as applicable) and retain such reasonable records until the date that is two (2) years after the last of the applicable batch of Products is delivered to Buyer.

Section 4.5          Ingredients and Materials Disclosure. Upon Buyer’s request, Seller will promptly provide to Buyer its Safety Data Sheet(s) for each product sold to Buyer.

ARTICLE 5.
INTELLECTUAL PROPERTY

Section 5.1          Ownership. Each of the Parties acknowledges and agrees that:

(a)	each Party retains exclusive ownership of its Intellectual Property Rights;

(b)

Buyer does not transfer to Seller any of its Intellectual Property Rights, and Seller will not use any of Buyer’s Intellectual Property Rights other than to produce and supply Products to Buyer hereunder;

(c)	Seller does not transfer to Buyer any of Seller’s Intellectual Property Rights;

Section 5.2          Prohibited Acts. Each of the Parties will not (a) take any action that interferes with the other Party’s Intellectual Property Rights, including such other Party’s ownership or exercise thereof; (b) challenge any right, title or interest of the other Party in such other Party’s Intellectual Property Rights; (c) make any claim or take any action adverse to such other Party’s ownership of its Intellectual Property Rights; (d) register (or apply for registrations of), anywhere in the world where the other Party has ongoing business, the other Party’s Trademarks or any other Trademark that is similar to such other Party’s Trademarks or that incorporates the same in whole or in confusingly similar part; (e) use any mark, anywhere, that is confusingly similar to the other Party’s Trademarks; (f) misappropriate any of the other Party’s Trademarks for use as a domain name without such other Party’s prior consent; or (g) alter, obscure or remove any of the other Party’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials or other materials.

ARTICLE 6.
TANGIBLE PROPERTY

Section 6.1          Buyer-Supplied Material.

Buyer will provide or otherwise make available to Seller certain materials/supplies, information and other documentation identified in Exhibit C at the time(s) and location(s) specified therein. All property, including raw materials, supplies, materials, designs, drawings, artwork, copy layout, electronic data, and other items furnished by Buyer, either directly or indirectly, to Seller or to any supplier of Seller in connection with or related to this Agreement (collectively, “Buyer-Supplied Material”), including the Buyer-Supplied Material described in Exhibit C, is and will at all times remain the property of Buyer and be held by Seller on a bailment-at-will basis. Risk of loss of, and damage to, the Buyer-Supplied Material will transfer from Buyer to Seller upon delivery to Seller’s facility. If any Buyer-Supplied Material is not delivered or otherwise made available to Seller by the time(s) required in Exhibit C, Seller will estimate the impact of the delay on the Agreement and/or cost of performance, if any, and the Buyer will make an equitable adjustment to the Price, Payment and Delivery Schedule.

When Buyer-Supplied Material is delivered to Seller’s facility, Seller will verify its quantity and perform the necessary inspection(s) to ascertain its then-current condition. Seller will promptly notify the Buyer of any damage or shortages with respect to the Buyer-Supplied Material received. If the Buyer-Supplied Material received by Seller is not in a condition suitable for use, Seller will in its notification to the Buyer include details of the facts, hold the Buyer-Supplied Material, and act as directed by the Buyer. When directed by the Buyer to take any action with respect to the damaged or non-usable Buyer-Supplied Material, Seller will be entitled to and the Buyer will make an equitable adjustment to the Price, Payment and Delivery Schedule.

Seller will establish and maintain a program for the accountability, use, maintenance, protection and preservation of the Buyer-Suppled Material in accordance with its standard practices. Any special maintenance routines required for any Buyer-Supplied Material except those specifically outlined in this Agreement are not included in the Price and will be estimated separately by Seller. Seller will (a) store the Buyer-Supplied Material in such a manner as may be required for the protection of the Buyer-Supplied Material from damage or destruction and in compliance with applicable Law, and (b) deliver to Buyer, each month, commencing on the first Business Day of the month after Seller’s first receipt of Buyer-Supplied Material hereunder, a correct and complete monthly inventory count of the Buyer-Supplied Material located at Seller’s facility. Seller will not use any Buyer-Supplied Material for any purpose other than the performance of Seller’s obligations under this Agreement. Except in the performance of Seller’s obligations under this Agreement, Seller will not commingle any Buyer-Supplied Material with the property of Seller or with that of a Person other than Buyer or Seller and will not move any Buyer-Supplied Material from Seller’s premises without the prior approval by Buyer. Buyer may, at any time, for any reason and without payment of any kind, retake possession of any Buyer-Supplied Material. Upon Buyer’s request, Buyer-Supplied Material will be immediately released to Buyer or delivered to Buyer by Seller, at Buyer’s expense. Seller’s continued holding of Buyer-Supplied Material after demand has been made by Buyer for delivery will substantially impair the value thereof, and, accordingly, Buyer will be entitled to a court order of possession without any need of proving damages or a bond. To the fullest extent permitted by Law, Seller will not allow any Encumbrance to be imposed on or attach to any Buyer-Supplied Material through Seller or as a result of Seller’s action or inaction, and Seller hereby waives any Encumbrance that it may have or acquire in the Buyer-Supplied Material.

Buyer has inspected the Buyer-Supplied Material and is satisfied that the Buyer-Supplied Material is suitable and fit for its intended purposes (including consumer use), of which Buyer is aware; and SELLER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE BUYER-SUPPLIED MATERIAL OR ITS FITNESS FOR ANY PARTICULAR PURPOSE.         Notwithstanding the foregoing, if the bailment relationship described in this Section 8.1 is deemed to be a secured financing transaction, Seller grants to Buyer a continuing security interest in any rights or interests it may have in the Buyer-Supplied Material.

Seller will bear all risk of loss of and damage to Buyer-Supplied Material after receipt by Seller. Seller will, at its own expense, for the benefit of Buyer, insure all Buyer-Supplied Material with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Article 13. As and when it is commercially reasonable to do so, Seller will, at its sole cost and expense, maintain, repair, refurbish, and replace Buyer-Supplied Material. All replacements of Buyer-Supplied Material will also be Buyer’s property.

Seller will maintain a written inventory of all Buyer-Supplied Material that sets forth a description and the location of all Buyer-Supplied Material and provide a copy of this inventory to Buyer upon request. Seller will mark all Buyer-Supplied Material conspicuously to identify it as the property of Buyer, and indicate Buyer’s name and address. Seller will immediately sign any documents reasonably requested by Buyer to evidence all of Buyer’s rights to and interests in Buyer-Supplied Material.

Seller will be responsible for any loss or destruction of, or damage to, Buyer-Supplied Material from the time of its delivery to Seller until its return to Buyer to the extent such loss or damage is directly attributable to the negligence or willful misconduct of Seller.

Upon becoming aware of loss or destruction of or damage to any Buyer-Supplied Material, Seller will so promptly notify Buyer as such, including a statement of:

(a)	the lost, destroyed or damaged Buyer-Supplied Material;

(b)	the time and origin of the loss, destruction or damage; and,

(c)	the insurance policy or policies, if any, covering the lost, destroyed or damaged Buyer-Supplied Material.

After such time as Buyer notifies Seller of the timeframe in which the Buyer-Supplied Material will be repaired or replaced, Seller will estimate and promptly notify Buyer of the effect of the lost, destroyed or damaged Buyer- Supplied Material on the performance and obligations of Seller under this Agreement.

Seller will do nothing to prejudice Buyer’s right to recover against any third party for any loss or destruction of, or damage to, Buyer-Supplied Material. Upon the request of Buyer, and at Buyer’s expense, Seller will furnish to Buyer all reasonable assistance and cooperation in obtaining recovery.

If Seller transfers the Buyer-Supplied Material to the possession and control of a contract manufacturer, the transfer will not affect the liability of Seller as set forth in this Article 6.

Except as specifically set forth herein, Seller will not be responsible for repair, replacement, delay or any other cost or liability related to the Buyer-Supplied Material. To the extent the loss or destruction of the Buyer-Supplied Material for which Seller is not solely responsible under this Article 6 causes a delay in Seller performance, such delay will be an excusable delay which will entitle Seller to an equitable adjustment in both Price and Delivery Schedule.

Section 6.2          Seller’s Property. Unless otherwise agreed to by Buyer, Seller, at its sole expense, will furnish, keep in good condition, and replace when necessary all facilities and equipment and other items necessary or helpful for the packaging of the Products other than the Buyer-Supplied Material (“Seller’s Property”). Seller will insure Seller’s Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Article 13.

ARTICLE 7.

REPRESENTATIONS AND WARRANTIES; PRODUCT WARRANTY

Section 7.1          Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)	it is a legitimate business entity duly organized, validly existing and in good standing under the laws of the state or province in which it is organized or incorporated;

(b)

it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required, except where the failure to be so qualified, in the aggregate, could not reasonably be expected to adversely affect its ability to perform its obligations under this Agreement;

(c)	it has the full right, power, and corporate authority to enter into this Agreement and to perform its obligations hereunder;

(d)

the execution of this Agreement by its representative whose signature is set forth at the end of this Agreement, and its delivery of this Agreement, have been duly authorized by all necessary corporate action;

(e)

its execution, delivery, and performance of this Agreement will not violate, conflict with, require consent under or result in any breach or default under (i) any of its organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any agreement to which it is bound;

(f)

this Agreement has been executed and delivered by it and (assuming due authorization, execution and delivery by the other Party) constitutes the legal, valid and binding obligation, enforceable against it in accordance with its terms;

(g)	it is in compliance with all applicable Laws and contracts relating to this Agreement;

(h)	it has obtained all Permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;

(i)

it is not insolvent and is paying all of its debts as they become due; and in the case of Seller only, Seller represents that: (i) all financial information that it has provided to Buyer is true and accurate and fairly represents Seller’s financial condition; (ii) all of Seller’s manufacturing or warehousing facilities used by Seller to fulfill its obligations under this Agreement have a current and appropriate registration required for domestic or foreign facilities; and (iii) none of Seller’s Intellectual Property used in the Products infringes or violates any Intellectual Property Right of any Person.

Section 7.2          Seller Representations and Warranties. In addition to the representations and warranties provided in Section 7.1, Seller represents and warrants to Buyer that Seller shall order and maintain an inventory of raw materials and packaging materials sufficient to meet all forecasts submitted by Buyer.

Section 7.3          Product Warranty. Seller warrants to Buyer for the period starting at the time of delivery of the Products and continuing for one (1) year thereafter (the “Product Warranty”):

The packaging for the Products will:

(a) conform to the Specifications;

(b) conform to samples of packaging for the Products previously approved by Buyer;

(c) be assembled and packaged in accordance with the agreements between the parties.

ARTICLE 8.

TERM; TERMINATION

Section 8.1          Term. The term of this Agreement commences on the Effective Date and remains in full force and effect for all Products for a period of five (5) years. At the expiration of the initial term of five (5) years, the term shall be automatically extended for one additional two-year term unless notice of non-renewal is provided in writing at least 180 days before the date of expiration. Either Party may terminate this Agreement and/or a Statement of Work by (a) both Parties executing a document terminating this Agreement and/or a Statement of Work, (b) a Party giving notice to the other if there are no Purchase Orders for Products that have not been fully satisfied or terminated as provided herein, or (c) as otherwise provided herein (the “Term”). A Party may terminate a particular Purchase Order as provided herein or therein.

Section 8.2          Buyer’s Right to Terminate for Cause. Buyer may terminate this Agreement, by providing Notice to Seller if:

(a)          Seller is in breach of, or threatens to breach, any representation, warranty or covenant of Seller under this Agreement (except for any of the foregoing covered by another subsection of this Section 8.2) and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller within thirty (30) days following Seller’s receipt of Notice of such breach;

(b)          Seller fails to, or threatens not to, timely deliver Products conforming to the requirements of, and otherwise in accordance with, the terms and conditions of this Agreement except to the extent Seller is paying liquidated damages thereof as required by Section 8.5; or

(c)          Seller (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 8.2 will be effective on Seller’s receipt of Buyer’s Notice of termination or such later date (if any) set forth in such termination Notice. Upon the occurrence of any of the events described under this Section 8.2, Buyer may, in addition to any of its other rights under applicable Law or in equity, immediately suspend its performance under all or any part of this Agreement, without any liability of Buyer to Seller (including any liability for a Cancellation Charges Claim, but excluding its liability for payment of any outstanding invoices prior to the termination), and at its election, recover all damages, costs (including attorneys’ and other professionals’ fees and costs), expenses and losses incurred by Buyer as a result of any event described under this Section 8.2.

Section 8.3          Seller’s Right to Terminate for Cause. Seller may terminate this Agreement, by providing Notice to Buyer if:

(a)          Buyer is in breach of any representation, warranty or covenant of Buyer under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding thirty (30) days) after Buyer’s receipt of Notice of such breach; or

(b)          Buyer (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 8.3 will be effective on Buyer’s receipt of Seller’s Notice of termination or such later date (if any) set forth in such termination Notice, but Buyer shall not be relieved of its liability for payment of any outstanding invoices or other liability incurred prior to the termination.

Section 8.4          Effect of Expiration or Termination.

(a)          Seller’s Obligations. Immediately upon termination of this Agreement, Seller will, unless otherwise directed by Buyer, immediately terminate all performance under this Agreement and under any outstanding Purchase Orders; provided, however, that Buyer will pay for all costs incurred by Seller and/or Seller’s contract manufacturer up until such termination if the termination is not caused by Seller’s action or inaction.

(b)          Mutual Obligations. Upon the termination of this Agreement, each Party will: (i) return to the other Party (or destroy, if directed to do so by the other Party) all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on the other Party’s Proprietary and/or Confidential Information; (ii) permanently erase all of the other Party’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery or information technology backup systems, which copies will be destroyed upon the normal expiration of its backup files; and (iii) upon the other Party’s written request, certify to such other Party that it has complied with the requirements of this Section 8.4(b).

(c)          Effect on Previous Obligations. Expiration or termination of the Term will not affect any rights or obligations of the Parties that: (i) come into effect upon or after termination or expiration of this Agreement; or (ii) otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 15.4 or were incurred by the Parties prior to such expiration or earlier termination.

(d)          No Liability of Non-Breaching Party. Without prejudice to any obligations of the Parties that by their nature survive termination of this Agreement, the Party terminating this Agreement in accordance with this Article 8 will not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the termination of this Agreement. Termination of this Agreement in accordance with this Article 8 will not constitute a waiver of any of either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

Section 8.5         Liquidated Damages. Damages to Buyer caused by Seller’s failure to comply with the Delivery Dates are difficult to ascertain. Accordingly, the liquidated damages set forth in Exhibit D (a) represent a fair, reasonable, and proportionate approximation of Buyer’s damages caused thereby and do not constitute a penalty, and (b) shall be the sole damages available to Buyer for Seller’s failure to comply with the Delivery Dates, but the liquidated damages shall not preclude Buyer’s exercise of (i) other non-monetary remedies that may be available for such default, including termination of a Purchase Order of this Agreement if Seller suspends payment of liquidated damages or a cap on liquidated damages has been met, equitable relief, or a request for adequate assurance, or (ii) any remedies (monetary or otherwise) available for other defaults that occur currently with, before, or after such default.

ARTICLE 9.
INDEMNIFICATION

Section 9.1          Seller Indemnification. Seller will indemnify, defend and hold harmless the Buyer Parties (each, a “Buyer Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers (collectively, “Losses”), incurred by any Buyer Indemnified Party , including as a result of a third-party Claim against a Buyer Indemnified Party, to the extent the Losses arise out of (a) a negligent or wrongful act, error, or omission of, or a breach of the representations, warranties, or covenants of this Agreement by, Seller or its Representatives; (b) any bodily injury, death, or damage to property directly or indirectly caused by Seller or its Representatives; (c) manufacturing, supplying, or handling of the Goods prior to delivery thereof; or (d) any allegation that any of the following violates applicable Laws or infringes, misappropriates, or otherwise violates any Intellectual Property Right or other right of any Person: (i) Seller’s Intellectual Property or any Foreground Intellectual Property Rights developed by Seller alone or as requested by Buyer in connection with this Agreement, (ii) the use of Seller’s Intellectual Property or any Foreground Intellectual Property Rights developed by Seller alone or as requested by Buyer in connection with this Agreement in the design, manufacturing, production, or supply of the Goods (or otherwise embodied in the Goods), or (iii) the Goods or the use thereof for the particular purpose intended by Buyer, its customers, and end users.

Section 9.2          Buyer Indemnification. Buyer will indemnify, defend and hold harmless the Seller Parties (each, a
“Seller Indemnified Party”) against any and all Losses incurred by any Seller Indemnified Party, including as a result of a third-party Claim against a Seller Indemnified Party, to the extent the Losses arise out of (a) a negligent or wrongful act, error, or omission of, or a breach of the representations, warranties, or covenants of this Agreement by, Buyer or its Representatives; (b) any bodily injury, death, or damage to property directly or indirectly caused by Buyer or its Representatives, (c) any alleged violation of Law related to the marketing or sale of the Products.

Section 9.3          Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Seller is not obligated to indemnify or defend any Buyer Indemnified Party against any Claim or corresponding Losses to the extent such Claims result directly from the Buyer Indemnified Party’s or its Personnel’s gross negligence, willful misconduct, or a breach of the representations, warranties, or covenants of this Agreement by, the Buyer Indemnified Party or its Representatives.

Section 9.4          Exceptions and Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement, Buyer is not obligated to indemnify or defend any Seller Indemnified Party against any Claim or corresponding Losses to the extent such Claims result directly from the Seller Indemnified Party’s or its Personnel’s gross negligence, willful misconduct, or a breach of the representations, warranties, or covenants of this Agreement by, the Seller Indemnified Party or its Representatives.

Section 9.5          Procedure. If a third party Claim is made against a Buyer Indemnified Party or a Seller Indemnified Party that could reasonably be expected to result in a Loss that is subject to the indemnification obligations of Section 9.1 or 9.2, or if the Buyer Indemnified Party or Seller Indemnified Party discovers any inquiry or investigation that it believes may involve or expect to lead to a third party Claim that could reasonably be expected to result in such a Loss, the respective Buyer Indemnified Party will promptly notify the other party, and the parties will cooperate to defend or settle such third party Claim.

Section 9.6          Effect of Insurance. The obligations of this Section will apply regardless of the amount of insurance coverage held by Seller, including any such coverage under any workers’ compensation act, disability act, or other employee benefit act, or any other applicable Law that would limit the amount or type of damages, compensation or benefits payable by or for Seller, and will be both independent of and not limited by or to any insurance carried or provided by Seller pursuant to this Agreement or otherwise.

ARTICLE 10.

NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT LIABILITY ARISES FROM A PARTY’S (a) BREACH OF ITS CONFIDENTIALITY OBLIGATIONS HEREUNDER, (b)  GROSS  NEGLIGENCE OR  WILLFUL MISCONDUCT, OR (c) IN THE CASE OF SELLER AS THE LIABLE PARTY, (i) INTELLECTUAL PROPERTY INFRINGEMENT BY THE PACKAGING FOR PRODUCTS OR (ii) INDEMNIFICATION OBLIGATIONS HEREUNDER IN CONNECTION WITH A THIRD-PARTY CLAIM.

ARTICLE 11.
CONFIDENTIALITY

Section 11.1         Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated, or otherwise identified as “confidential” constitute “Confidential Information” hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a)          is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Article 11 by the Receiving Party or any of its Representatives;

(b)          is or becomes available to the Receiving Party on a non-confidential basis from a third- party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)          was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; or

(d)          was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information.

Section 11.2          Protection of Confidential Information. The Receiving Party will (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement without the Disclosing Party’s prior approval; and (c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement, provided that such Representatives agree to not disclose the Confidential Information to any third party without the Disclosing Party’s prior consent. The Receiving Party will be responsible for any breach of this Article 11 caused by any of its Representatives.

Section 11.3          Disclosure Compelled by Law.  If the Receiving Party is compelled to produce Confidential Information of the Disclosing Party by Law or by a subpoena or other legal process, the Receiving Party will give the Disclosing Party prompt notice of such subpoena or legal process and will reasonably cooperate with the Disclosing Party in seeking a protective order or other appropriate protection to safeguard the Disclosing Party’s Confidential Information. If a protective order or other appropriate protection is not obtained, or if the Disclosing Party waives its right to seek a protective order or other appropriate protection, the Receiving Party will (a) furnish only that minimum portion of the Confidential Information that, upon the advice of legal counsel, it is legally required to disclose, and (b) exercise reasonable efforts to ensure that confidential treatment is afforded to such Confidential Information.

ARTICLE 12.

INSPECTION AND AUDIT RIGHTS

Section 12.1          Audits. Seller hereby grants to Buyer, and its authorized Representatives, access to Seller’s premises and all pertinent documents and other information, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to Seller’s performance under this Agreement (including Sellers’ processes and procedures), Products, Buyer-Supplied Material or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing Seller’s compliance with the terms of this Agreement, including Seller’s charges for Products, or inspecting or conducting an inventory of finished Products, work-in-process or raw-material inventory or Buyer-Supplied Material. Buyer will provide Seller with reasonable advance notice (at least one (1) Business Day) prior to conducting such audit or inspection, and Seller will cooperate fully with Buyer in connection with any such audit or inspection. Buyer will use reasonable efforts to conduct such audit or inspection during Seller’s regular business hours and in a manner that does not unreasonably interfere with Seller’s day-to-day operations, and Seller shall select one of its agents to accompany Buyer or its Authorized Representative while they are on the premises. Seller will maintain, during the Term and for a period of seven years after the Term, complete and accurate books and records and any other financial information in accordance with GAAP. Seller will segregate its records and otherwise cooperate with Buyer so as to facilitate any audit by Buyer. Seller will reimburse Buyer for all amounts associated with errors discovered during an audit. In addition, Seller will reimburse Buyer for the amount of Buyer’s reasonable costs and expenses incurred in conducting the audit if the results of such audit indicate that Buyer has paid more than five percent (5%) of the total amount actually payable by Buyer for the period examined, and Buyer will reimburse Seller for the amount of Seller’s reasonable costs and expenses incurred in connection with the audit if the results of such audit do not indicate that Buyer has paid more than five percent (5%) of the total amount actually payable by Buyer for the period examined. If requested by Buyer, Seller will use reasonable efforts to permit Buyer and its Representatives to obtain from subcontractors or other suppliers to Seller the information and permission to conduct the reviews specified with respect to Seller in this Article 12.

Section 12.2          Buyer Right of Inspection and Tests. Buyer and its Representatives may inspect and test the Products and any quality assurance or other records related to the Products during their design, manufacture, processing, construction, preparation, delivery, and completion, at reasonable times upon reasonable advance notice (at least one (1) Business Day) and in a manner that does not unreasonably interfere with Seller’s operations. While on the premises of Seller or Seller’s Personnel, Buyer will, and will cause Buyer’s Representatives to, comply with all site-specific rules and regulations, and Seller shall select one of its agents to accompany Buyer or its Authorized Representative while they are on the premises. Seller will give Buyer reasonable notice of readiness for inspection of each Product before such Product is boxed or crated for shipment. At Buyer’s request, Seller will supply test reports and material certificates. Unless otherwise stated in writing by Buyer, Buyer’s performance of (or failure to perform) any inspection or test will not be deemed (a) an assumption of risk, liability, or control over Seller or Seller’s Personnel, (b) an acceptance or approval of the Products, or (c) a waiver of (1) Seller’s obligation to perform its obligations in accordance with the covenants and warranties of this Agreement or (2) Buyer’s right to make a claim for Losses hereunder.

Section 12.3          Regulatory Inspections and Action. If either Party is notified or otherwise becomes aware that it is to be the subject of an audit, site visit, or inspection (each, an “Inspection Event”) by, or otherwise receives any correspondence or inquiry from (including, without limitation, any seizure of Products or recall request), the EPA or any other Governmental Authority, in each case, in connection with the Products, such Party will, to the extent permitted by applicable Law: (a) immediately, and no later than the next Business Day after such Party becomes aware of such Inspection Event, notify the other Party thereof, investigate the inquiry or complaint, and if applicable, advise the other Party of the results of its investigation and/or the occurrence of and circumstances of the Inspection Event; (b) if applicable and at its discretion, allow the other Party or its representative to assist in the preparation for such Inspection Event, subject to the confidentiality obligations set forth in this Agreement; (c) if applicable, notify the other Party of the results of the Inspection Event; (d) at its discretion, incorporate in good faith any recommendations provided by the other Party with respect thereto prior to submitting such correspondence or response to the applicable Governmental Authority; and (e) obtain the other Party’s prior consent before referring to such Party in any regulatory correspondence unless such reference is necessary or advisable under applicable Law. In the event of any action described in this Section, the Parties will cooperate in determining, and will mutually agree upon, the response, if any, to be made to such action and each Party agrees to cooperate with the other in responding to any communication or inquiry and attempting to resolve any such action.

ARTICLE 13.
INSURANCE

Section 13.1          Seller Insurance. During the Term and for the period of time thereafter that Seller is in possession of any Buyer-Supplied Material, Seller will, and will cause its subcontractors and contractors to, at its own expense, maintain and carry in full force and effect the following insurance policies with financially sound and reputable insurers: Commercial General Liability (including product and completed operations, personal and advertising injury, contractual liability coverage) with a minimum of $2,000,000 general aggregate limit; $2,000,000 Products and Completed Operations Aggregate limit; and $1,000,000 each occurrence. Upon Buyer’s reasonable request, Seller will provide Buyer with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance will name Buyer as an additional insured and loss payee. Seller will provide Buyer with ten (10) Business Days’ advance notice in the event of a cancellation or material change in such insurance policy. Seller waives and Seller will cause its insurers to waive, any right of subrogation or other recovery against Buyer, its Affiliates, and their insurers.

Section 13.2          Buyer Insurance. During the Term and for the period of time thereafter that Seller is in possession of any Buyer-Supplied Material, Seller will, and will cause its subcontractors and contractors to, at its own expense, maintain and carry in full force and effect the following insurance policies with financially sound and reputable insurers: $2,000,000 Products and Completed Operations Aggregate limit; and $1,000,000 each occurrence. Upon Seller’s reasonable request, Buyer will provide Seller with a certificate of insurance evidencing the insurance coverage specified in this Section. The certificate of insurance will name Seller as an additional insured and. Buyer will provide Seller with ten (10) Business Days’ advance notice in the event of a cancellation or material change in such insurance policy. Buyer waives and Buyer will cause its insurers to waive, any right of subrogation or other recovery against Seller, its Affiliates, and their insurers.

ARTICLE 14.
DEFINITIONS

“Acceptance” means verification by Buyer of completion, compliance and certification by Seller of completion of specifically defined specifications or performance criteria.

“Acknowledgment” has the meaning set forth in Section 1.4.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assignment” has the meaning set forth in Section 15.13.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located are authorized or required by Federal Law to be closed for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.1.

“Buyer Parties” means Buyer, its Affiliates, and its and their respective officers, directors, shareholders, members, managers, partners, and employees, and the successors and assigns of all of the foregoing.

“Buyer’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Buyer (excluding Seller’s Intellectual Property).

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

“Confidential Information” has the meaning set forth in Section 11.1.

“Control” (and correlated terms, including “Controls,” “Controlled by,” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies, or activities of such Person, whether through the ownership or voting securities, its capacity as a sole or managing member, its capacity as a general partner, by contract, or otherwise.

“Co-Packer” hs the meaning set forth in Section 1.3.

“Delivery Date” means the delivery date for Products ordered hereunder that is set forth in the applicable Purchase Order.

“Delivery Location” means the street address for delivery of the Products specified in the applicable Purchase Order.

“Disclosing Party” has the meaning set forth in Section 11.1.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Encumbrance” means any charge, claim, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, right of first refusal, deed of trust, or restriction of any kind, whether or not filed, recorded or otherwise perfected, or any interest of a vendor or lessor under any conditional sale agreement, capital lease, or other title retention agreement.

“Force Majeure” has the meaning set forth in Section 15.20.

“Forecast” means, with respect to any period, a good faith projection or estimate of Buyer’s requirements for Products during each month during the period identified in the forecast, which approximates, based on information reasonably available at the time to Buyer, the quantity of Products that Buyer may order for each such month.

“GAAP” means US generally accepted accounting principles in effect from time to time.

“Goods” means the physical Products identified in this Agreement on Exhibit A, which may be changed, from time to time by the mutual written agreement of the Parties.

“Governmental Authority” means any federal, state, local, or foreign government (including any country in which the Products or any material or ingredients incorporated into the Products is mined, produced, manufactured, assembled, or packaged) or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi- governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Inspection Event” has the meaning set forth in Section 12.3.

“Intellectual Property Rights” means all current and future intellectual property rights, industrial rights, and other proprietary rights, including: (a) Patents; (b) Trademarks; (c) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software, and firmware, files, records, schematics, data, data files, and databases and other specifications and documentation; (d) Trade Secrets; and (e) all other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority, including the Foreign Corrupt Practices Act, the Federal Trade Commission Trade Practice Rules, the Fair Packaging and Labeling Act, Fair Labor Standards Act, the Federal Food, Drug, and Cosmetics Act, the Dietary Supplement Health and Education Act, the Federal Insecticide, Fungicide, and Rodenticide Act, regulations related to the foregoing, and similar laws.

“License Agreement” has the meaning set forth in the Recitals.

“Losses” has the meaning set forth in Section 9.1.

“Nonconforming Products” means any packaging for the Products received by Buyer from Seller that: (a) do not conform to the description listed in the applicable Purchase Order or the Specifications; or (b) on visual inspection, Buyer determines are otherwise defective; or (c) exceed the quantity of Products ordered by Buyer pursuant to the Purchase Order. Where the context requires, Nonconforming Products are deemed to be Products for purposes of this Agreement.

“Notice” has the meaning set forth in Section 15.5.

“Party” has the meaning set forth in the preamble to this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions, and extensions thereof), patent applications, and other patent rights, and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Permits” means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, and similar rights obtained or required to be obtained, from any Governmental Authority.

“Person” means an individual or entity.

“Personnel” of a Party means any agents, employees, contractors, or subcontractors engaged or appointed by such Party.

“Price” has the meaning set forth in Section 3.1.

“Product” or “Products” means the products identified on Exhibit A and described in the Specifications.

“Product Warranty” has the meaning set forth in Section 7.2.

“Purchase Order” means Buyer’s purchase order in a form substantially similar to the form attached hereto as Exhibit B issued to Seller hereunder, which may, among other things, specify items such as: (a) a description of the Products to be purchased, (b) the quantity of each of the Products ordered, (c) the Delivery Date, (d) the unit Price for each of the Products to be purchased, (e) the billing address, and (f) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order.

“Receiving Party” has the meaning set forth in Section 11.1.

“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, members, managers, partners, shareholders, attorneys, third-party advisors, successors and permitted assigns.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Parties” means Seller, its Affiliates, and its and their officers, directors, shareholders, members, managers, partners, and employees, and the successors and assigns of all of the foregoing.

“Seller Indemnified Parties” has the meaning set forth in Section 9.2.

“Seller’s Intellectual Property” means all Intellectual Property Rights owned by or licensed to Seller (excluding Buyer’s Intellectual Property), used in the design, production, and manufacturing of the Products.

“Shipment Information” has the meaning set forth in Section 2.1(c).

“Specifications” means the specifications for the Products attached hereto as Exhibit A.

“Term” has the meaning set forth in Section 8.1.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names, and domain names and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business, and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“UCC” means the Uniform Commercial Code, as adopted in the State of California.

ARTICLE 15.
MISCELLANEOUS

Section 15.1          Further Assurances. Upon a Party’s reasonable request, the other Party will, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

Section 15.2          Relationship of the Parties. The relationship between Seller and Buyer is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

Section 15.3          Entire Agreement; Order of Precedence. This Agreement with accompanying License Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings and writings relating to the subject matter hereof. If there is any inconsistency among the terms in the body of this Agreement, any Purchase Order, or the Pricing outlined in Exhibit A, then the terms will control in accordance with the following order of priority: first, the terms in Exhibit A and Article 3 with respect to the Prices only; second, the terms in the body of this Agreement; and third, the terms in the applicable Purchase Order.         Without limitation of anything contained in this Section 15.3, any additional or different terms contained in any Acknowledgement or any of Seller’s invoices or in any other documents, certificates, or communications provided by either Party are deemed rejected by the Parties and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized representatives of both Parties.

Section 15.4          Survival. The terms and conditions of Section 2.4, Section 3.3, Section 4.5, Section 5.1, Section 7.3, Section 7.4, Section 8.4, Section 8.5, Article 9, Article 10, Article 11, Article 13, Article 14, and Article 15 will survive the expiration or termination of this Agreement. The other terms and conditions of this Agreement will survive the expiration or termination of this Agreement to the full extent necessary for their enforcement and for the protection of the party in whose favor they operate.

Section 15.5          Notices. All notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) will be sufficient in all respects if given in writing and delivered to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section) in person, by email, by overnight courier, or by certified mail, postage prepaid, return receipt requested. Notice will be deemed given, delivered, and received on the earlier of the date of delivery, in the case of personal delivery or email, or on the delivery or refusal date, as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

Notice to Seller:	Notice to Buyer:

ONM Environmental, Inc.	Ikigai Holdings, LLC
14921 Chestnut Street	One East Liberty Street, Suite 600
Westminster, CA 92683	Reno, NV 89509
United States	United States
E-Mail: Joseph.Provenzano@biolargo.com	E-Mail: jpak@ikigaiholdingsllc.com
Attention: President, Joseph Provenzano	Attention: CEO, Jane Pak
Copy to: dennis.calvert@biolargo.com
Copy to: john.browning@biolargo.com

Section 15.6          Interpretation. Unless a clear contrary intention appears, (a) the words “include,” “includes,” or “including” mean including without limiting the generality of the description preceding such term; (b) the word “or” is not exclusive; (c) the phrase “this Agreement” and the words “herein,” “hereof,” “hereby,” “hereto,” “hereunder” and derivatives or similar words refer to this entire Agreement as a whole and the applicable Purchase Order, as the same may be amended from time to time, which is incorporated herein; (d) references to any Purchase Order refer to such Purchase Order; (e) the singular includes the plural and vice versa; (f) references to Sections and Exhibits mean the Sections of, and Exhibits attached to, this Agreement; (h) references to an agreement, instrument, Law, or other document means such agreement, instrument, Law, or other document as amended, supplemented, replaced, and modified from time to time; and (i) all references to money will be in US dollars.

Section 15.7          Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

Section 15.8          Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal, or unenforceable, the Parties will negotiate in good faith to modify this Agreement to affect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 15.9          Amendment and Modification. No amendment to this Agreement is effective unless it is in writing and signed by an authorized representative of each Party.

Section 15.10          Waiver. No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right. Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion. None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege, or condition arising from this Agreement: (a) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or (b) any act, omission or course of dealing between the Parties.

Section 15.11          Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

Section 15.12          Equitable Remedies. Each Party acknowledges and agrees that (a) a breach or threatened breach by such Party of any of its obligations under Article 5, Article 11, or Section 15.2 could give rise to irreparable harm to the other Party for which monetary damages may not be an adequate remedy and (b) in the event of a breach or a threatened breach by such Party of any such obligations, the other Party will, in addition to any and all other rights and remedies that may be available to such Party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 15.12.

Section 15.13          Assignment. Neither this Agreement, nor the rights and obligations hereunder, may be assigned, delegated, transferred, or subcontracted (each, an “Assignment”) by either Party without the prior consent of the other Party. No Assignment by either Party will relieve that Party of any of its obligations under this Agreement, and any purported Assignment by either Party in violation of this Section is null and void.

Section 15.14          Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

Section 15.15          No Third-Party Beneficiaries. This Agreement benefits solely the Parties and their respective permitted successors and permitted assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 15.16         Governing Law. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of the State of California, United States of America, without regard to the conflict of Laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement. THE PARTIES HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 15.17          Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original and all of which, taken together, will constitute one agreement. A signature page in “PDF” format or an electronic signature to this Agreement will be deemed an original and binding upon the Party against which enforcement is sought. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com, www.echosign.adobe.com, etc.) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 15.18          Force Majeure. To the extent a Party is rendered wholly or partly unable to perform, or is delayed in the performance of, its obligations under this Agreement (other than Buyer’s obligation to pay the invoices pursuant to the terms of Section 3.3) due to an event that (a) is beyond its reasonable control (b) is not the result of negligence, willful misconduct, breach of contract, or intentional act or omission of the affected Party, and (c) could not reasonably be anticipated as of the date of the applicable Purchase Order, including acts of God (including fire, flood, earthquake, storm, lightning strike, tornado, volcanic eruption, hurricane, global pandemic, or other natural disaster), nationwide strikes, lockouts, war, riots, acts of public enemy or terrorist, acts of government, government shutdown despite the Party’s diligent efforts (a “Force Majeure”), such failure to perform or delay in performance will not constitute a default under this Agreement, so long as the affected Party (i) notifies the other Party as soon as practicable following the commencement of the Force Majeure, (ii) takes reasonable steps to avoid or remove the Force Majeure, and (iii) resumes performance when and to the extent the Force Majeure is removed. Unless a Force Majeure substantially frustrates the performance of a Party’s obligations under this Agreement, the Force Majeure will not operate to excuse, but only delay performance, and the obligations of such Party will be extended in an amount of time equal to the time of such delay. If a Force Majeure occurs on the part of Seller causing a delay in Seller’s delivery of any Products of more than thirty (30) days beyond the Delivery Date for such Products, Buyer may invoke a termination as to Products so affected without cost to Buyer (including any penalty or Cancellation Charges Claim).

Section 15.19          Changes.         Buyer may from time-to-time direct changes for: (i) technical requirements; (ii) shipment or packing methods; (iii) place of delivery, inspection or acceptance; (iv) reasonable adjustments in quantities, delivery schedules or both; (v) amount of Buyer-Supplied Material; (vi) time of performance; and (vii) place of performance. If any such change causes an increase in the price or a decrease in the time required for its performance, Seller will promptly notify Buyer thereof and assert its claim for equitable adjustment within three (3) days after the change is ordered, and an equitable adjustment shall be made.

However, nothing in this provision shall excuse Seller from proceeding immediately with the directed change(s). Changes shall not be binding upon Buyer except when specifically confirmed in a written subcontract or change order. Only the Buyer authorized agent has authority to direct such changes.

The Parties hereto have executed and delivered this Preferred Master Manufacturing Agreement as of the Effective Date.

IKIGAI HOLDINGS, LLC

By	/s/ Jane Pak
Name:	Jane Pak
Title:	CEO

ONM ENVIRONMENTAL, INC

By	/s/Joseph L. Provenzano
Name:	Joseph L. Provenzano
Title:	President

Exhibit A

to

PREFERRED MASTER MANUFACTURING AGREEMENT by and between

Ikigai Holdings, LLC

and ONM Environmental, Inc.

Dated as of _______________________

Products and Specifications

Specifications for each Product will include all of the specifications provided in the following documents. Each document may be amended from time to time by Buyer providing an updated version of each document to Seller from time to time in its normal course of business, including through mail or email:

1.	Label specifications as shown on each label proof provided by Buyer to Seller
2.	Finished Products, Specifications & Prices (Exhibit A-1)
3.	Defect Classification – Acceptable Quality Levels document. Sample form provided in Exhibit A-2

Exhibit A-1

Finished Products, Specifications & Prices

Terms not defined below shall have the meaning set forth in the Agreement.

Products:

To be determined by amendment

Exhibit A-2

Defect Classification - Acceptable Quality Levels

The defects listed in this document are those identified to be most plausible. These defects may apply to the individual unit, any outer packaging, and/or the shipping case. The identified defects have been combined into critical, major A, major B, and minor categories which include the associated maximum allowable failure rate.

To be discussed and determined with each Co-Packer.

Exhibit B
To

PREFERRED MASTER MANUFACTURING AGREEMENT

by and between

Ikigai Holdings, LLC

and ONM Environmental, Inc.

Dated as of _______________________

Form of Purchase Order

See attached.

PURCHASE ORDER
Purchase Order No.
Issue Date
Branch Plant

BILLING INFORMATION
Buyer: Ikigai Holdings, LLC One East Liberty Street, Suite 600 Reno, NV 89509 Phone: Purchasing Agent: Jane Pak Email: jpak@ikigaiholdingsllc.com ______________________________________________	Seller: ONM Environmental, Inc. 14921 Chestnut St. Westminster, CA 92683 Representative: Joseph Provenzano Email: joseph.provenzano@biolargo.com __________________________________________________

TERMS AND CONDITIONS

This purchase order is governed by that certain Preferred Master Manufacturing Agreement, between the above referenced Buyer and Seller, dated as of _____________, 20__.

PRODUCTS; QUANTITY; PRICES
ITEM #	DESCRIPTION OF PRODUCTS	REQUESTED DELIVERY DATE	UNIT PRICE (USD)	QUANTITY (UNITS)	TOTAL VALUE
		__/__/__	$
		__/__/__	$
		__/__/__	$
		__/__/__	$
		__/__/__	$
		SUBTOTAL (USD):			$
	FREIGHT (USD) (if delivery is F.O.B. Destination):				$
	TAX (USD):				$
	TOTAL (USD):				$

SHIPPING TERMS; DELIVERY LOCATION
Delivery Location:
Carrier:
Special Instructions: [Buyer to add specifications not included in Exhibit A and packing and marking requirements.]

ADDITIONAL TERMS AND CONDITIONS

BUYER:

IKIGAI HOLDINGS, LLC

By:______________________________________

Name: ___________________________________

Title: ____________________________________

Exhibit C

to

PREFERRED MASTER MANUFACTURING AGREEMENT

by and between

Ikigai Holdings, LLC

and ONM Environmental, Inc.

Dated as of _______________________

Buyer-Supplied Material

NONE

Exhibit D

to

PREFERRED MASTER MANUFACTURING AGREEMENT

by and between

Ikigai Holdings, LLC

and ONM Environmental, Inc.

Dated as of _______________________

Liquidated Damages

In accordance with Section 8.5, Seller shall pay to Buyer, as liquidated damages (and not as a penalty), whichever of the following is applicable, and if more than one of the following is applicable whichever is the higher amount of liquidated damages:

One-half of one percent (0.5%) of the total price of such Goods set forth in the applicable Purchase Order for the first week (of such delay/failure) or part thereof, and one percent (1%) of the total price of such Goods for each subsequent week (of such delay/failure) or part thereof, and so forth up to a maximum of ten percent (10%) of the total purchase price of such Goods as set forth in the Purchase Order;

Such liquidated damages shall be immediately payable by Seller upon Buyer’s demand. Buyer may, at its option, deduct such liquidated damages from payments due by Buyer to Seller.

Buyer's rights and remedies under this Exhibit D are in addition to all of its other rights and remedies available under this Agreement and/or under a Purchase Order issued pursuant to this Agreement and/or at law or in equity.